                                   EXHIBIT 13

                        TOTAL RATE OF RETURN CALCULATION

                                     FORMULA

                                P(1 + T) to the nth power = ERV
                                P = A hypothetical payment of $1,000
                                T = Average annual total return
                                n = Number of years

                                T = (ERV/P) to the 1/nth power - 1